EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FRIM
We consent to the incorporation by reference in the Registration Statements on Form S-3/A (Nos. 333-76837 and 333-118417), on Form S-4 (Nos. 333-78231, 333-108516, 333-117834 and 333-123534) and on Form S-8 (Nos. 333-125665, 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719, 333-105895 and 333-116320) of Range Resources Corporation and in the related Prospectuses of our reports dated February 21, 2006 with respect to the consolidated financial statements of Range Resources Corporation and subsidiaries, Range Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Range Resources Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Fort Worth, Texas
February 21, 2006